Exhibit 99.1

Contact:	Brad Belhouse – Investors	Gary Thompson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6367	(702) 407-6529

Release #HET 03-0508

Harrah’s Entertainment Announces Post-Merger Senior-Management Structure; Caesars’ Hilton, Bollenbach To Join Harrah’s Board of Directors

LAS VEGAS, March 11, 2005 – Harrah’s Entertainment, Inc. (NYSE: HET) said today Gary Loveman will be chairman, chief executive officer and president of the company following the planned merger of Harrah’s Operating Company, a wholly owned subsidiary of Harrah’s Entertainment, and Caesars Entertainment, Inc. (NYSE: CZR).

Charles Atwood will be Harrah’s senior vice president and chief financial officer, while Tim Wilmott will be Harrah’s chief operating officer. Harrah’s will operate three divisions: Tom Jenkin will be Western Division president, Anthony Sanfilippo Central Division president and Carlos Tolosa Eastern Division president.

Harrah’s also plans to appoint William Barron Hilton and Stephen F. Bollenbach to the company’s board of directors following the transaction’s close. Hilton is co-chairman of the board of Hilton Hotels Corp. and a director of Caesars Entertainment. Bollenbach is chairman of Caesars Entertainment and co-chairman and CEO of Hilton Hotels.

All current Harrah’s directors will continue to serve on the company’s board. Harrah’s will also consider adding other Caesars directors to its board in accordance with the merger agreement.

The completion of the Harrah’s-Caesars merger and appointments to the board of directors are subject to customary closing conditions, including the receipt of required regulatory approvals. The companies expect the transaction to close in the second quarter of 2005.

“We are sincerely pleased that stockholders of Harrah’s and Caesars today voted overwhelmingly to approve the merger of our two companies,” Loveman said. “We appreciate their confidence and believe we are prepared to make this merger – the largest in gaming industry history – rewarding to the stockholders, employees, customers and communities of our combined company.

“We are also gratified that Barron and Steve have agreed to join the Harrah’s board of directors. They are legends within the hospitality industry and businessmen of unrivaled experience and reputation. Their counsel and leadership will be invaluable as we combine two of the most successful companies in gaming.

 “Thanks to the efforts of the Caesars management team, Caesars has invested in major Las Vegas and Atlantic City expansions that are expected to be completed following the merger,” Loveman said. “We’re excited about the opportunities we’ll have to capitalize on these strategic investments.

“Additionally, we expect numerous Caesars property leaders to remain with the company after we complete the transaction,” Loveman said. “They will be working with division presidents who have delivered outstanding results in a variety of market conditions.”

Founded 67 years ago, Harrah’s Entertainment, Inc. owns or manages through various subsidiaries 27 casinos in the United States, primarily under the Harrah’s and Horseshoe brand names. Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

Caesars Entertainment, Inc. is one of the world’s leading gaming companies. With 27 properties on four continents, 26,000 hotel rooms, two million square feet of casino space and 50,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance, future financial results of Harrah’s and Caesars and Harrah’s anticipated acquisition of Caesars.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Caesars and Harrah’s may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” contained therein):  financial community and rating agency perceptions of Harrah’s and Caesars’, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties;  the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars;  access to available and feasible financing, including financing for Harrah’s acquisition of Caesars, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s and Caesars disclaim any obligation to update the forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.